Exhibit 99.1

Enbridge Announces Executive Leadership Changes

CALGARY, AB, January 19, 2022 /CNW/ – Enbridge Inc. (Enbridge or the Company) (TSX: ENB) (NYSE: ENB) today announced the following executive leadership changes.

Bill Yardley, Executive Vice President and President, Gas Transmission and Midstream, has decided to retire on May 31, 2022. Al Monaco, President and CEO, said “Bill has led a top-notch gas transmission business, significantly expanded our franchises, and executed our LNG gas pipeline export strategy. Equally important, he’s advanced our mission to bring the gas business to the forefront of safety, reliability, and customer service. It’s been an honor to work alongside Bill; we’ve appreciated his principled leadership, collaborative style, and dedication to Enbridge and his team.”

Cynthia Hansen, Executive Vice President and President, Gas Distribution and Storage, has been appointed Executive Vice President and President, Gas Transmission and Midstream, to succeed Mr. Yardley, effective March 1, 2022. Ms. Hansen brings a wealth of experience in the natural gas industry and a long track record of accomplishments at Enbridge. Under Ms. Hansen’s leadership the utility has generated tremendous rate base growth, combined our two Ontario utility franchises, and advanced our low carbon energy strategies. Mr. Yardley will support the transition until his retirement. Ms. Hansen will move from Toronto to Houston.

Michele Harradence, Senior Vice President and Chief Operations Officer, Gas Transmission and Midstream and has been appointed Senior Vice President and President, Gas Distribution and Storage, to succeed Ms. Hansen effective March 1, 2022. Ms. Harradence brings 25 years of engineering, legal and business experience from across the energy value chain. She will report directly to the President and CEO and move from Houston to Toronto.

Vern Yu, Executive Vice President and Chief Financial Officer, has been assigned expanded accountability for Corporate Development and Energy Services and has been appointed Executive Vice President, Corporate Development and Chief Financial Officer, effective March 1, 2022. Mr. Yu is based in Calgary.

“These key appointments once again reinforce the effectiveness of our executive development and succession program at Enbridge and advancing internal talent,” said Monaco.

About Enbridge Inc.

Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which owns approximately 1,766 megawatts (net) in renewable power generation capacity in North America and Europe. The Company's common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

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